Exhibit 23.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of East West Ave Acquisition Corp. on Form S-1 of our report dated December 29, 2025, with respect to the balance sheet of East West Ave Acquisition Corp. from October 30, 2025 (inception) to November 30, 2025, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from October 30, 2025 (inception) to November 30, 2025, and the related notes thereto. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Garden Grove, California

July 8, 2026